EXHIBIT 99.1

FORM OF
INSTRUCTIONS FOR USE OF
HAYES LEMMERZ INTERNATIONAL, INC. SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK,
OR YOUR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Hayes Lemmerz International, Inc., a Delaware corporation (the “Company”), to the holders of record (the “Recordholders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the Company’s Prospectus, dated April   , 2007 (the “Prospectus”). Recordholders of Common Stock at 5:00 p.m., Eastern Daylight Time, on April 10, 2007 (the “Record Date”) are receiving non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of the Company’s common stock (the “Underlying Shares”). An aggregate of 55,384,615 Underlying Shares are being offered by the Prospectus. Each Recordholder will receive 1.3970 Rights for each share of Common Stock owned of record as of the Record Date, subject to adjustments to eliminate fractional rights and subject to further adjustment as described below.

The Rights will expire, if not exercised, by 5:00 p.m., Eastern Daylight Time, on May 21, 2007, unless extended in the sole discretion of the Company; provided that any such extension may not exceed thirty business days without the prior written consent of Deutsche Bank Securities Inc. (the “Investor”) (as so extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by Mellon Bank N.A. (the “Subscription Agent”) after 5:00 p.m., Eastern Daylight Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the previously scheduled Expiration Date. The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”).

Each whole Right allows the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $3.25 per share (the “Subscription Price”). Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers 55,384,615 shares of Common Stock in the Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1,3970 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 1,3970 shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege (fractional shares of Common Stock or cash in lieu of fractional shares will not be issued in the Rights Offering, and as such, fractional shares were disregarded).

In addition, each holder of Rights who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same Subscription Price of $3.25 per share, for additional shares of Common Stock up to the number of shares for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares are not purchased by other holders of subscription rights under their Basic Subscription Privileges as of the Expiration Date (the “Excess Shares”). “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your Basic Subscription Privileges on your Common Stock holdings. Each holder of Rights may only exercise his Over-Subscription Privilege if he exercised his Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privileges in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Privilege. See “The Rights Offering — Subscription Privileges” in the Prospectus.

In the event the Rights Offering is not fully subscribed after holders of Rights exercise their Basic Subscription Privileges and Over-Subscription Privileges, the Investor has agreed, subject to certain conditions and limitations, to purchase all of the shares of Common Stock not subscribed for in the Rights Offering at a price per share equal to the Subscription Price, pursuant to an Amended and Restated Equity Purchase and Commitment Agreement (the “Equity Agreement”). SPCP Group, LLC, an affiliate of Silver Point Capital, L.P., has agreed with the Investor to acquire 50% of the shares that the Investor is obligated to acquire pursuant to the Equity Agreement. The Investor may also elect to assign some or all of its rights to purchase shares of our Common Stock to such additional investors as are reasonably acceptable to the Company.

In addition, the Investor has an option to purchase up to 4,038,462 shares of Common Stock in a private placement at a purchase price of $3.25 per share (the “Direct Investment Option”). The Investor may exercise the Direct Investment Option at any time before the 5:00 p.m., Eastern Daylight Time, on the second business day following the Expiration Date.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY CERTIFIED OR CASHIER’S CHECK OR BANK DRAFT DRAWN UPON A UNITED STATES BANK OR ANY MONEY ORDER, MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., EASTERN DAYLIGHT TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription — Exercise of Rights.

To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent so that it will be actually received by the Subscription Agent on or prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by cashier’s or certified check or bank draft drawn upon a United States bank or any money order payable to Mellon Bank N.A., as Subscription Agent Please reference your Subscription Rights Certificate number on your check, bank draft, or money order. Payments will be deemed to have been received by the Subscription Agent only upon receipt by the Subscription Agent of a cashier’s or certified check or bank draft drawn upon a United States bank or any money order.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Mail or Overnight Courier:	By Overnight Courier or by Hand:

Mellon Investor Services LLC Attn: Corporate Action Dept., 27th Floor P.O. Box 3448 South Hackensack, NJ 07606	Mellon Investor Services LLC Attn: Corporate Action Dept., 27th Floor 480 Washington Blvd Jersey City, NJ 07310

Telephone Number for Confirmation (Toll Free): 1-800-777-3674

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising rights, or require additional copies of relevant documents, please contact the Information Agent, Innisfree M&A Incorporated, at:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
Banks and brokers please call: (212) 750-5833 (collect)
All others call toll free: (888) 750-5834

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege in proportion to such owners’ exercise of Rights pursuant to the Basic Subscription Privilege.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised the Basic Subscription Privilege to purchase Underlying Shares to the full extent of the payment tendered.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares for which you have indicated an intention to subscribe (such excess being the “Subscription Excess”), then the remaining amount will be returned to you by mail, without interest or deduction, as soon as practicable after the Expiration Date and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected.

2.	Issuance of Common Stock.

As soon as practicable after the closing of the Rights Offering and the valid exercise of Rights pursuant to the Basic Subscription Privilege, and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary in your Subscription Rights Certificate:

a. Basic Subscription Privilege: The Subscription Agent will deliver to each exercising Rights holder the number of shares of Common Stock purchased pursuant to the Basic Subscription Privilege. See “The Rights Offering — Subscription Privileges — Basic Subscription Privilege” in the Prospectus.

b. Over-Subscription Privilege: The Subscription Agent will deliver to each Rights holder who validly exercises the Over-Subscription Privilege the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering — Subscription Privileges — Over-Subscription Privilege” in the Prospectus.

c. Excess Cash Payments: The Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering — Subscription Privileges — Return of Excess Payment” in the Prospectus.

3.	Sale, Transfer, or Assignment of Rights.

Rights may not be sold, transferred, or assigned; provided, however, that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

4.	Commissions, Fees, and Expenses.

The Company will pay all fees and expenses of the Subscription Agent and the Information Agent related to their acting in such roles in connection with the Rights Offering. The Company has also agreed to indemnify the Subscription Agent and the Information Agent from certain liabilities that they may incur in connection with the Rights Offering. However, all commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Information Agent, or the Subscription Agent.

5.	Execution.

a. Execution by Registered Holder.  The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement, or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

b. Execution by Person Other than Registered Holder.  If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

c. Signature Guarantees.  Your signature must be guaranteed by an Eligible Institution if you specify special payment or delivery instructions.

6.	Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date.

7.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege. See the Company’s “Letter to Stockholders Who Are Beneficial Holders” and the “Nominee Holder Certification.”

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